Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054

www.svb.com

For release at 1:00 P.M. (Pacific Time)	Contact:
July 21, 2011	Meghan O’Leary
Investor Relations
NASDAQ: SIVB	(408) 654-6364

SVB FINANCIAL GROUP ANNOUNCES 2011 SECOND QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — July 21, 2011 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the second quarter ended June 30, 2011.

Consolidated net income available to common stockholders for the second quarter of 2011 was $65.8 million, or $1.50 per diluted common share, compared to $33.0 million, or $0.76 per diluted common share, for the first quarter of 2011, and $21.1 million, or $0.50 per diluted common share, for the second quarter of 2010. Consolidated net income for the second quarter of 2011 included gains of $22.5 million (net of tax) from the sale of certain available-for-sale securities and gains of $1.9 million (net of tax) from the early extinguishment of debt and the termination of corresponding interest rate swaps. Excluding these gains, net income for the second quarter of 2011 was $41.4 million or $0.95 per diluted common share. (See non-GAAP reconciliation under section “Use of Non-GAAP Financial Measures” provided below.)

“We delivered an outstanding quarter with strong core earnings, solid client acquisition, and continued momentum across the board,” said Greg Becker, President and CEO of SVB Financial Group. “Our second quarter results validate that we have the right strategy and are effectively executing on it. We now have achieved four consecutive quarters of strong loan growth and six quarters of high credit quality. We are delivering these results against a backdrop of record-high client liquidity, and solid gains from improving venture capital markets.”

Second quarter 2011 results (compared to first quarter 2011, unless otherwise noted) reflected strong performance across all areas of our business and included:

•	Strong growth in our business with record highs in loan balances of $6.0 billion, deposit balances of $16.3 billion and available-for-sale securities balances of $9.6 billion.

•	Continued strong overall credit quality, which resulted in a reduction of our allowance for loan losses as a percentage of loans to 1.36 percent from 1.44 percent in the first quarter.

•

An increase in net interest income (fully taxable equivalent basis) of $10.1 million, primarily due to increases in interest-earning assets and a decrease in interest expense due to the maturity of $250 million of our 3.875% Convertible Notes in April 2011.

•

A provision for loan losses of $0.1 million, primarily due to an increase in period-end loans, largely offset by a decrease in the reserve for our performing loans due to the strong overall credit quality of our clients.

•	Net gains on equity warrant assets of $13.9 million in the second quarter of 2011, compared to $4.0 million in the first quarter of 2011, primarily due to increased IPO and M&A activity in the market.

•	Gains of $37.3 million from sales of $1.4 billion of certain available-for-sale securities in the second quarter of 2011.

•	Net gains of $3.1 million from the repurchase of $312.6 million of our 5.70% Senior Notes and 6.05% Subordinated Notes and the termination of the corresponding portions of interest rate swaps.

Consolidated net income available to common stockholders for the six months ended June 30, 2011 was $98.8 million, or $2.27 per diluted common share, compared to $39.7 million, or $0.94 per diluted common share, for the comparable 2010 period. Non-GAAP net income available to common stockholders for the six months ended June 30, 2011, excluding gains from the sale of certain available-for-sale securities and gains from the early extinguishment of debt and the termination of corresponding interest rate swaps, was $74.4 million, or $1.71 per diluted common share. (See non-GAAP reconciliation under section “Use of Non-GAAP Financial Measures” provided below.)

Second Quarter 2011 Summary

	Three months ended					Six months ended
				% change from
(Dollars in millions, except share data and ratios)	June 30, 2011	March 31, 2011	June 30, 2010	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010	% Change
Income statement:
Diluted earnings per common share	$1.50	$0.76	$0.50	97.4%	NM %	$2.27	$0.94	141.5%
Net income available to common stockholders	65.8	33.0	21.1	99.4	NM	98.8	39.7	148.9
Net interest income	130.5	120.3	106.4	8.5	22.7	250.8	207.3	21.0
Provision for (reduction of) loan losses	0.1	(3.0)	7.4	(103.3)	(98.6)	(2.9)	18.2	(115.9)
Noninterest income	123.7	90.0	40.2	37.4	NM	213.7	89.4	139.0
Noninterest expense	121.0	117.4	104.2	3.1	16.1	238.5	202.8	17.6
Non-GAAP net income available to common stockholders (1)	41.4	33.0	20.5	25.5	102.0	74.4	39.0	90.8
Non-GAAP diluted earnings per common share (1)	0.95	0.76	0.48	25.0	97.9	1.71	0.92	85.9
Non-GAAP noninterest income, net of noncontrolling interests and excluding gains on sales of available-for-sale securities (1)	59.8	46.4	36.1	28.9	65.7	106.2	71.5	48.5
Non-GAAP noninterest expense, net of noncontrolling interests (1)	121.5	114.0	101.3	6.6	19.9	235.5	196.6	19.8

Fully taxable equivalent:
Net interest income (2)	$130.9	$120.8	$106.9	8.4%	22.5%	$251.7	$208.3	20.8
Net interest margin	3.13%	2.96%	3.20%	5.7	(2.2)	3.04%	3.25%	(6.5)

Shares outstanding:
Common	43,136,209	42,697,828	41,886,197	1.0%	3.0%	43,136,209	41,886,197	3.0%
Basic weighted average	42,923,955	42,482,037	41,720,015	1.0	2.9	42,704,216	41,558,102	2.8
Diluted weighted average	43,739,743	43,426,306	42,475,959	0.7	3.0	43,559,345	42,339,867	2.9

Balance sheet:
Average total assets	$18,254.5	$17,950.2	$14,554.3	1.7%	25.4%	$18,103.2	$14,062.6	28.7%
Average loans, net of unearned income	5,532.8	5,312.1	4,112.0	4.2	34.6	5,423.1	4,113.8	31.8
Average available-for-sale securities	9,513.3	8,725.2	5,191.3	9.0	83.3	9,121.4	4,604.0	98.1
Average noninterest-bearing demand deposits	9,551.7	9,147.5	7,204.7	4.4	32.6	9,350.7	6,959.2	34.4
Average interest-bearing deposits	5,718.1	5,519.0	4,700.7	3.6	21.6	5,619.1	4,479.7	25.4
Average total deposits	15,269.7	14,666.5	11,905.4	4.1	28.3	14,969.8	11,438.9	30.9
Average short-term borrowings	26.1	39.9	45.7	(34.6)	(42.9)	33.0	45.2	(27.0)
Average long-term debt	770.3	1,210.3	863.6	(36.4)	(10.8)	989.1	863.0	14.6
Period-end total assets	19,366.7	18,618.3	14,904.0	4.0	29.9	19,366.7	14,904.0	29.9
Period-end loans, net of unearned income	5,978.6	5,651.2	4,450.2	5.8	34.3	5,978.6	4,450.2	34.3
Period-end available-for-sale securities	9,580.9	9,500.8	5,338.2	0.8	79.5	9,580.9	5,338.2	79.5
Period-end non-marketable securities	875.2	798.1	616.3	9.7	42.0	875.2	616.3	42.0
Period-end noninterest-bearing demand deposits	10,683.9	9,524.7	7,206.1	12.2	48.3	10,683.9	7,206.1	48.3
Period-end interest-bearing deposits	5,594.5	5,805.6	4,934.3	(3.6)	13.4	5,594.5	4,934.3	13.4
Period-end total deposits	16,278.5	15,330.3	12,140.4	6.2	34.1	16,278.5	12,140.4	34.1

Off-balance sheet:
Average total client investment funds	$17,759.2	$16,812.1	$15,503.5	5.6%	14.5%	$17,285.6	$15,286.1	13.1%
Period-end total client investment funds	18,158.7	17,035.4	16,003.2	6.6	13.5	18,158.7	16,003.2	13.5
Total unfunded credit commitments	6,697.3	6,317.2	5,279.4	6.0	26.9	6,697.3	5,279.4	26.9

Earnings ratios:
Return on average assets (annualized) (3)	1.44%	0.75%	0.58%	92.0%	148.3%	1.10%	0.57%	93.0%
Return on average common SVBFG stockholders’ equity (annualized) (4)	18.78	10.18	7.06	84.5	166.0	14.65	6.77	116.4

Asset quality ratios:
Allowance for loan losses as a percentage of total gross loans	1.36%	1.44%	1.60%	(5.6)%	(15.0)%	1.36%	1.60%	(15.0)%
Gross charge-offs as a percentage of average total gross loans (annualized)	0.31	0.33	0.69	(6.1)	(55.1)	0.32	1.38	(76.8)
Net charge-offs (recoveries) as a percentage of average total gross loans (annualized)	0.00	(0.19)	0.38	(100.0)	(100.0)	(0.09)	0.91	(109.9)

Other ratios:
Total risk-based capital ratio	14.97%	16.85%	19.98%	(11.2)%	(24.5)%	14.97%	19.98%	(24.5)%
Operating efficiency ratio (5)	47.53	55.72	70.82	(14.7)	(32.9)	51.24	68.10	(24.8)
Period-end loans, net of unearned income, to deposits	36.73	36.86	36.66	(0.4)	0.2	36.73	36.66	0.2
Average loans, net of unearned income, to deposits	36.23	36.22	34.54	0.0	4.9	36.23	35.96	0.8

Non-GAAP ratios:
Tangible common equity to tangible assets (1)	7.42%	7.05%	8.29%	5.2%	(10.5)%	7.42%	8.29%	(10.5)%
Tangible common equity to risk-weighted assets (1)	13.72	13.13	15.95	4.5	(14.0)	13.72	15.95	(14.0)
Non-GAAP return on average assets (annualized) (1)	0.91	0.75	0.56	21.3	62.5	0.83	0.56	48.2
Non-GAAP return on average SVBFG stockholders’ equity (annualized) (1)	11.81	10.18	6.84	16.0	72.7	11.03	6.66	65.6
Non-GAAP operating efficiency ratio (1)	63.72	68.16	70.81	(6.5)	(10.0)	65.80	70.28	(6.4)

Other statistics:
Period-end SVB prime lending rate	4.00%	4.00%	4.00%	—%	—%	4.00%	4.00%	—%
Average SVB prime lending rate	4.00	4.00	4.00	—	—	4.00	4.00	—
Average full-time equivalent employees	1,416	1,389	1,277	1.9	10.9	1,403	1,274	10.1
Period-end full-time equivalent employees	1,428	1,396	1,289	2.3	10.8	1,428	1,289	10.8

(1)	To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of non-GAAP calculations to GAAP is provided below under the section “Use of Non-GAAP Financial Measures.”
(2)	Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 35.0 percent. The taxable equivalent adjustments were $0.5 million for each of the quarters ended June 30, 2011, March 31, 2011, and June 30, 2010.
(3)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly and year-to-date average assets.

(4)	Ratio represents annualized consolidated net income available to common stockholders divided by quarterly and year-to-date average SVBFG stockholders’ equity.
(5)	The operating efficiency ratio is calculated by dividing noninterest expense by total taxable equivalent net interest income plus noninterest income.

Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $130.9 million for the second quarter of 2011, compared to $120.8 million for the first quarter of 2011 and $106.9 million for the second quarter of 2010. The following table provides a summary of changes in interest income and interest expense attributable to both volume and rate from the first quarter to the second quarter of 2011. Changes that are not solely due to either volume or rate (principally changes in the number of days from quarter to quarter) are allocated in proportion to the percentage changes in average volume and average rate:

	Q2’11 compared to Q1’11
	Increase (decrease) due to change in
(Dollars in thousands)	Volume	Rate	Total
Interest income:
Short-term investment securities	$(697)	$290	$(407)
Available-for-sale securities	4,049	(1,303)	2,746
Loans	4,521	(831)	3,690

Increase in interest income, net	7,873	(1,844)	6,029

Interest expense:
Deposits	109	(655)	(546)
Short-term borrowings	(5)	(2)	(7)
Long-term debt	(4,001)	460	(3,541)

Increase (decrease) in interest expense, net	(3,897)	(197)	(4,094)

Increase in net interest income	$11,770	$(1,647)	$10,123

The increase in net interest income, on a fully taxable equivalent basis, from the first quarter to the second quarter of 2011, was primarily attributable to the following:

•

An increase in interest income of $3.7 million from our loan portfolio, primarily due to an increase in average loan balances of $220.8 million, partially offset by a decrease in the overall yield on our portfolio.

•	A decrease of $3.5 million in interest expense on borrowings mainly attributable to the maturity of $250 million of our 3.875% Convertible Notes in April 2011.

•

An increase in interest income of $2.7 million from our available-for-sale securities portfolio, primarily due to an increase in average balances of $788.1 million as a result of our continued deposit growth. This increase was partially offset by lower market rates available upon re-investment of paydowns and sales during the second quarter of 2011.

Net interest margin, on a fully taxable equivalent basis, was 3.13 percent for the second quarter of 2011, compared to 2.96 percent for the first quarter of 2011 and 3.20 percent for the second quarter of 2010. The increase from the first quarter to the second quarter of 2011 was primarily due to the maturity of $250 million of our 3.875% Convertible Notes in April 2011 and a shift in our overall asset mix to a higher proportion of loans and available-for sale securities (higher-yielding assets) relative to cash. Additionally, our net interest margin has increased due to decreases in rates paid on deposits reflective of current market rates.

For the second quarter of 2011, 71.0 percent, or $4.1 billion, of our average outstanding gross loans were variable-rate loans that adjust at prescribed measurement dates upon a change in prime-lending rates or other variable indices. This compares to 71.8 percent, or $3.9 billion, for the first quarter of 2011 and 70.9 percent, or $3.0 billion, for the second quarter of 2010. For the second quarter of 2011, average variable-rate available-for-sale securities were $2.8 billion, or 29.2 percent of our available-for-sale securities portfolio, compared to $2.9 billion, or 33.3 percent in the first quarter of 2011. These securities have variable coupons that are indexed to and change with movements in the one-month LIBOR rate.

Investment Securities

Our investment securities portfolio consists of both an available-for-sale securities portfolio, which represents interest-earning investment securities, and a non-marketable securities portfolio, which primarily represents investments managed as part of our funds management business.

Available-for-Sale Securities

Our available-for-sale securities portfolio is a fixed income investment portfolio that is managed to maximize portfolio yield over the long-term in a manner consistent with our liquidity, credit diversification and asset/liability strategies.

Average available-for-sale securities increased by $788.1 million to $9.5 billion for the second quarter of 2011, compared to $8.7 billion for the first quarter of 2011 and $5.2 billion for the second quarter of 2010. Period-end available-for-sale securities were $9.6 billion at June 30, 2011, compared to $9.5 billion at March 31, 2011 and $5.3 billion at June 30, 2010. The increase in period-end available-for-sale securities of $80.1 million from the first quarter to the second quarter of 2011 was attributable to purchases of $2.1 billion in new investments, offset by sales of securities of $1.4 billion and paydowns of $721.5 million. The sales of securities of $1.4 billion were comprised entirely of agency-issued mortgage securities.

Non-Marketable Securities

Our non-marketable securities portfolio primarily represents venture capital investments managed by SVB Capital, investments in debt funds and other strategic investments. They include funds of funds, co-investment funds, fund investments and debt funds, as well as direct equity investments in portfolio companies.

Period-end non-marketable securities were $875.2 million ($331.6 million net of noncontrolling interests) as of June 30, 2011, compared to $798.1 million ($310.1 million net of noncontrolling interests) as of March 31, 2011 and $616.3 million ($254.3 million net of noncontrolling interests) as of June 30, 2010. The increase from the first quarter to the second quarter of 2011 was primarily attributable to additional capital calls for fund investments in the second quarter of 2011, as well as increased valuations from our managed funds of funds. Reconciliations of our non-GAAP non-marketable securities, net of noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

Loans

Average loans, net of unearned income, were $5.5 billion for the second quarter of 2011, compared to $5.3 billion for the first quarter of 2011 and $4.1 billion for the second quarter of 2010. Period-end loans, net of unearned income, were $6.0 billion at June 30, 2011, compared to $5.7 billion at March 31, 2011 and $4.5 billion at June 30, 2010. The increase in average loan balances from the first quarter to the second quarter of 2011 came primarily from software industry and Private Bank clients.

Our nonperforming loans totaled $36.3 million at June 30, 2011, compared to $34.5 million at March 31, 2011 and $51.2 million at June 30, 2010. The allowance for loan losses related to impaired loans was $6.2 million, $6.9 million and $8.3 million for June 30, 2011, March 31, 2011, and June 30, 2010, respectively.

The following table provides a summary of loans (individually or in the aggregate) to any single client, equal to or greater than $20 million, by industry sector at June 30, 2011, March 31, 2011 and June 30, 2010:

	Loans (individually or in the aggregate) to any single client, equal to or greater than $20 million at
(Dollars in thousands, except ratios and client data)	June 30, 2011	March 31, 2011	June 30, 2010

Commercial loans:
Software	$525,333	$321,461	$301,568
Hardware	163,224	97,215	96,320
Clean technology	88,348	94,107	—
Venture capital/private equity	361,129	416,459	187,254
Life science	205,358	210,175	177,544
Premium wine (1)	5,300	6,200	13,677
Other	110,513	111,744	—

Total commercial loans	1,459,205	1,257,361	776,363

Real estate secured loans:
Premium wine (1)	77,726	47,022	61,193
Consumer loans (2)	—	19,960	20,308

Total real estate secured loans	77,726	66,982	81,501

Consumer loans (2)	38,200	40,121	40,000

Total	$1,575,131	$1,364,464	$897,864

Loans individually equal to or greater than $20 million as a percentage of total gross loans	26.1%	23.9%	20.0%
Total clients with loans individually equal to or greater than $20 million	51	43	29
Loans individually equal to or greater than $20 million on nonaccrual status	$—	$—	$20,308
Loans individually equal to or greater than $20 million on nonaccrual status as a percentage of total loans greater than $20 million	—%	—%	2.3%

(1)	Premium Wine clients can have loan balances included in both commercial loans and real estate secured loans, the combination of which are equal to or greater than $20 million.
(2)	Consumer loan clients can have loan balances included in both real estate secured loans and other consumer loans, the combination of which are equal to or greater than $20 million.

Credit Quality

The following table provides a summary of our allowance for loan losses:

	Three months ended			Six months ended
(Dollars in thousands, except ratios)	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Allowance for loan losses, beginning balance	$82,051	$82,627	$68,271	$82,627	$72,450
Provision for (reduction of) loan losses	134	(3,047)	7,408	(2,913)	18,153
Gross loan charge-offs	(4,293)	(4,322)	(7,133)	(8,615)	(28,313)
Loan recoveries	4,263	6,793	3,243	11,056	9,499

Allowance for loan losses, ending balance	$82,155	$82,051	$71,789	$82,155	$71,789

Provision for (reduction of) as a percentage of total gross loans (annualized)	0.01%	(0.22)%	0.66%	(0.10)%	0.82%
Gross loan charge-offs as a percentage of average total gross loans (annualized)	0.31	0.33	0.69	0.32	1.38
Net loan charge-offs (recoveries) as a percentage of average total gross loans (annualized)	0.00	(0.19)	0.38	(0.09)	0.91
Allowance for loan losses as a percentage of period-end total gross loans	1.36	1.44	1.60	1.36	1.60
Total gross loans at period-end	$6,030,966	$5,698,898	$4,485,562	$6,030,966	$4,485,562
Average total gross loans	5,579,271	5,355,895	4,144,210	5,468,200	4,146,683

We had a provision for loan losses of $0.1 million for the second quarter of 2011, compared to a reduction of provision of $3.0 million for the first quarter of 2011. The provision of $0.1 million was due to an increase in allowance for the increase in period-end loans, largely offset by a decrease in the reserve for our performing loans due to the strong credit quality of our clients. Gross loan charge-offs of $4.3 million for the second quarter of 2011 were primarily from our other commercial loans portfolio. Loan recoveries of $4.3 million for the second quarter of 2011 were primarily from our software client portfolio.

Our allowance for loan losses as a percentage of total gross loans decreased from 1.44 percent at March 31, 2011 to 1.36 percent at June 30, 2011, primarily due to a reduction in the reserve for our performing loans. Our allowance for loan losses for total gross performing loans as a percentage of total gross performing loans was 1.27 percent at June 30, 2011, compared to 1.33 percent at March 31, 2011.

Deposits

Average deposits were $15.3 billion for the second quarter of 2011, compared to $14.7 billion for the first quarter of 2011 and $11.9 billion for the second quarter of 2010. Period-end deposits were $16.3 billion at June 30, 2011, compared to $15.3 billion at March 31, 2011 and $12.1 billion at June 30, 2010. The increase in average deposits from the first quarter to the second quarter of 2011 came primarily from increases in our noninterest bearing demand deposits, which increased by $404.2 million to $9.6 billion. The overall increase in our deposit balances was primarily due to growth from new clients and the continued lack of attractive market investment opportunities for our deposit clients.

Long-term Debt

3.875% Convertible Notes

Our $250 million 3.875% Convertible Notes matured on April 15, 2011. All of the notes were converted prior to maturity and we made an aggregate $260.4 million conversion settlement payment. We paid $250.0 million in cash (representing total principal) and $10.4 million through the issuance of 187,760 shares of our common stock (representing total conversion premium value). In addition, in connection with the conversion settlement, we received 186,736 shares of our common stock, valued at $10.3 million, from the exercise of call options under a call-spread arrangement we entered into with third-parties at the time the notes were issued. Accordingly, there was no significant net impact on our total stockholders’ equity with respect to settling the conversion premium value.

5.70% Senior Notes and 6.05% Subordinated Notes

We repurchased $108.6 million of our 5.70% Senior Notes and $204.0 million of our 6.05% Subordinated Notes through a tender offer transaction on May 2, 2011. These repurchases resulted in a gross loss from extinguishment of debt of approximately $33.9 million, which included the payment of the repurchase premiums, transaction fees, and discount and origination fee accretion related to the notes. In connection with these repurchases, we terminated corresponding amounts of the interest rate swaps associated with these notes, resulting in a gross gain on swap termination of approximately $37.0 million. The net gain from the note repurchases and the termination of corresponding portions of the interest rate swaps was approximately $3.1 million (on a pre-tax basis), and was recognized during the second quarter of 2011 as a reduction in noninterest expense which is included in the line item “Other”.

Noninterest Income

Noninterest income was $123.7 million for the second quarter of 2011, compared to $90.0 million for the first quarter of 2011 and $40.2 million for the second quarter of 2010. Non-GAAP noninterest income, net of noncontrolling interests and excluding gains on sales of certain available for sale securities was $59.8 million for the second quarter of 2011, compared to $46.4 million for the first quarter of 2011 and $36.1 million for the second quarter of 2010. Reconciliations of our non-GAAP noninterest income and non-GAAP net gains on investment securities, both of which exclude amounts attributable to noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

The increase of $33.7 million in noninterest income (on a GAAP basis) from the first quarter to the second quarter of 2011 was primarily driven by the following factors:

•

Net gains on investment securities of $71.7 million for the second quarter of 2011, compared to net gains of $51.3 million for the first quarter of 2011. Net of noncontrolling interests, net gains on investment securities were $45.2 million for the second quarter of 2011, compared to $8.0 million for the first quarter of 2011. The net gains, net of noncontrolling interests, of $45.2 million for the second quarter of 2011 were primarily attributable to the following:

•	Gains of $37.3 million from sales of $1.4 billion of certain available-for-sale securities. These securities were sold as part of our portfolio management strategy of managing duration risk.

•

Net gains of $4.2 million from our managed funds of funds, primarily due to the continued trend of increased valuations and liquidity events from companies in the underlying funds, largely driven by internet and social networking companies.

•

Net gains of $3.5 million from our strategic and other investments, which included gains of $2.3 million from the sale of shares of a company that had an IPO during the quarter. These shares were originally acquired through the exercise of equity warrant assets.

As of June 30, 2011, we held investments, either directly or through eleven of our managed investment funds, in 449 funds that are primarily venture capital funds, 100 companies and five debt funds.

The following tables provide a summary of net gains on investment securities, net of noncontrolling interests, for the three months ended June 30, 2011 and March 31, 2011, respectively:

	Three months ended June 30, 2011
(Dollars in thousands)	Managed Funds Of Funds	Managed Co- Investment Funds	Debt Funds	Available-For-Sale Securities	Strategic and Other Investments	Total
Total gains (losses) on investment securities, net	$31,984	$(1,840)	$814	$37,221	$3,501	$71,680
Less: income (loss) attributable to noncontrolling interests, including carried interest	27,752	(1,066)	(249)	—	—	26,437

Net gains (losses) on investment securities, net of noncontrolling interests	$4,232	$(774)	$1,063	$37,221	$3,501	$45,243
Less: gains on sales of certain available-for-sale securities	—	—	—	(37,314)	—	(37,314)

Non-GAAP net gains (losses) on investment securities, net of noncontrolling interests and excluding gains on sales of certain available-for-sale securities	$4,232	$(774)	$1,063	$(93)	$3,501	$7,929

	Three months ended March 31, 2011
(Dollars in thousands)	Managed Funds Of Funds	Managed Co- Investment Funds	Debt Funds	Available-For-Sale Securities	Strategic and Other Investments	Total
Total gains on investment securities, net	$43,392	$3,946	$2,288	$62	$1,649	$51,337
Less: income attributable to noncontrolling interests, including carried interest	39,210	3,886	289	—	—	43,385

Non-GAAP net gains on investment securities, net of noncontrolling interests	$4,182	$60	$1,999	$62	$1,649	$7,952

•

Net gains on derivative instruments were $13.7 million for the second quarter of 2011, compared to net gains of $0.6 million for the first quarter of 2011. The following table provides a summary of our net gains on derivative instruments:

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010

(Losses) gains on foreign exchange forward contracts, net:
Gains on client foreign exchange forward contracts, net	$315	$475	$327	$790	$619
(Losses) gains on internal foreign exchange forward contracts, net (1)	(483)	(2,568)	1,332	(3,051)	3,378

Total (losses) gains on foreign exchange forward contracts, net	(168)	(2,093)	1,659	(2,261)	3,997
Change in fair value of interest rate swap	(67)	—	—	(67)	—
Net gains (losses) on other derivatives	25	(1,352)	—	(1,327)	—
Net gains (losses) on equity warrant assets	13,861	3,996	(333)	17,857	(689)

Total gains on derivative instruments, net	$13,651	$551	$1,326	$14,202	$3,308

(1)	Represents the change in fair value of foreign exchange forward contracts used to economically reduce our foreign exchange exposure related to certain foreign currency denominated loans. Revaluations of foreign currency denominated loans are recorded in the line item “Other” as part of noninterest income, a component of consolidated net income.

The key changes in factors affecting net gains on derivative instruments from the first quarter to the second quarter of 2011 were as follows:

•

Net gains on equity warrant assets of $13.9 million for the second quarter of 2011, compared to net gains of $4.0 million for the first quarter of 2011. The net gains on equity warrant assets of $13.9 million for the second quarter of 2011 were driven by realized gains of $7.6 million from the exercise of certain equity warrant positions and $7.0 million from unrealized valuation increases in our equity warrant portfolio, partially offset by $0.7 million from equity warrant cancellations and expirations.

•

Net losses of $0.5 million on foreign exchange forward contracts for our foreign currency denominated loans in the second quarter of 2011, compared to net losses of $2.6 million in the first quarter of 2011. The net losses of $0.5 million in the second quarter of 2011 were primarily due to the weakening of the U.S. dollar against the Euro and Pound Sterling and were offset by net gains of $0.5 million from the revaluation of foreign currency denominated loans that are included in the line item “Other” as part of noninterest income.

•

Deposit service charges were $7.8 million for the second quarter of 2011, compared to $7.1 million for the first quarter of 2011. The increase in deposit service charges of $0.7 million was primarily due to increased deposit activity of our clients.

Noninterest Expense

Noninterest expense was $121.0 million for the second quarter of 2011, compared to $117.4 million for the first quarter of 2011 and $104.2 million for the second quarter of 2010.

The following table provides a summary of certain noninterest expense items:

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Compensation and benefits:
Salaries and wages	$32,634	$33,807	$28,546	$66,441	$57,728
Incentive compensation plan	23,763	15,655	14,421	39,418	25,373
Employee stock ownership plan (ESOP)	3,215	5,354	1,604	8,569	3,886
Other employee benefits (1)	20,276	20,816	15,422	41,092	32,836

Total compensation and benefits	79,888	75,632	59,993	155,520	119,823
Professional services	13,891	12,987	12,642	26,878	24,740
FDIC assessments	2,163	3,475	5,587	5,638	10,636
Provision for (reduction of) unfunded credit commitments	976	(900)	2,376	76	869
Net gain from note repurchases and termination of corresponding interest rate swaps	(3,123)	—	—	(3,123)	—
Other (2)	27,237	26,241	23,582	53,478	46,688

Total noninterest expense	$121,032	$117,435	$104,180	$238,467	$202,756

Period-end full-time equivalent employees	1,428	1,396	1,289	1,428	1,289
Average full-time equivalent employees	1,416	1,389	1,277	1,403	1,274

(1)	Other employee benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), warrant and retention plans, agency fees and other employee related expenses.
(2)	Other noninterest expense includes premises and equipment, net occupancy, business development and travel, correspondent bank fees and other noninterest expenses. For further details of noninterest expense items, please refer to the section “Interim Consolidated Statements of Income” provided below.

The key factors affecting the changes in noninterest expense from the first quarter to the second quarter of 2011 were as follows:

•	An increase in compensation and benefits expense of $4.3 million, primarily as a result of the following:

•

An increase of $8.1 million in incentive compensation due to our strong financial performance in the second quarter of 2011 and our current expectation that we will exceed our internal performance targets for 2011.

The above increase was partially offset by the following:

•

A decrease of $2.1 million in ESOP expenses due to seasonal employer contributions made in the first quarter of 2011, partially offset by an increase in accruals due to our strong financial performance in the second quarter of 2011 and our current expectation that we will exceed our internal performance targets for 2011.

•

A decrease of $1.2 million in salaries and wages primarily due to seasonal accruals of vacation benefits in the first quarter of 2011, partially offset by an increase in the number of average full-time equivalent employees (“FTE”), which increased by 27 to 1,416 FTEs for the second quarter of 2011 compared to 1,389 FTEs for the first quarter of 2011.

•

A provision for unfunded credit commitments of $1.0 million in the second quarter of 2011, compared to a reduction of provision of $0.9 million in the first quarter of 2011. The provision of $1.0 million in the second quarter of 2011 was primarily due to an increase in unfunded credit commitment balances of $380.1 million.

•

An increase of $0.9 million in professional services expense, primarily due to an increase in IT activities in the second quarter of 2011 to maintain and enhance IT infrastructure and to support new initiatives.

The above increases in noninterest expense were partially offset by the following:

•

Net gains of $3.1 million from the repurchase of debt and the termination of the associated portions of interest rate swaps in the second quarter of 2011, which is included in the line item “Other” as part of noninterest expense.

•	A decrease of $1.3 million in FDIC assessments, primarily due to changes in our assessment calculation by the FDIC beginning in April 2011 pursuant to the Dodd-Frank Act.

Non-GAAP noninterest expense, net of noncontrolling interests and excluding net gains from debt repurchases, was $121.5 million for the second quarter of 2011, compared to $114.0 million for the first quarter of 2011 and $101.3 million for the second quarter of 2010. Reconciliations of our non-GAAP noninterest expense, net of noncontrolling interests, are provided below under the section “Use of Non-GAAP Financial Measures.”

Income Tax Expense

Our effective tax expense rate was 39.7 percent for the second quarter of 2011, compared to 40.8 percent for the first quarter of 2011 and 39.6 percent for the second quarter of 2010. The decrease in the tax rate from the first quarter to the second quarter of 2011 was primarily attributable to the effect of lower non-deductible expenses as a percentage of pre-tax income.

Our effective tax rate was 40.1 percent for the six months ended June 30, 2011, compared to 39.0 percent for the comparable 2010 period. The increase in the tax rate was primarily attributable to the lower tax impact of tax advantaged investments on our overall pre-tax income for the six months ended June 30, 2011.

Our effective tax expense rate is calculated by dividing income tax expense by the sum of income before income tax expense and the net income attributable to noncontrolling interests.

Noncontrolling Interests

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Net interest income (1)	$(45)	$(7)	$(25)	$(52)	$(18)
Noninterest income (1)	(28,418)	(42,371)	(3,463)	(70,789)	(17,746)
Noninterest expense (1)	2,621	3,481	2,880	6,102	6,111
Carried interest (2)	1,860	(1,191)	542	669	934

Net income attributable to noncontrolling interests	$(23,982)	$(40,088)	$(66)	$(64,070)	$(10,719)

(1)	Represents noncontrolling interests share in net interest income, noninterest income and noninterest expense.
(2)	Represents the change in the preferred allocation of income we earn as general partners managing our managed funds, the preferred allocation earned by the general partner entity managing one of our consolidated sponsored debt funds, and the preferred allocation earned by the limited partners of two of our managed funds of funds.

Net income attributable to noncontrolling interests was $24.0 million for the second quarter of 2011, compared to net income of $40.1 million for the first quarter of 2011 and $0.1 million for the second quarter of 2010. Net income attributable to noncontrolling interests of $24.0 million for the second quarter of 2011 was primarily a result of the following:

•	Net gains on investment securities (including carried interest) attributable to noncontrolling interests of $26.4 million, primarily from gains of $27.8 million from our managed funds of funds.

•	Noninterest expense of $2.6 million, primarily related to management fees paid by the noncontrolling interests to our subsidiaries that serve as general partner.

SVBFG Stockholders’ Equity

Total SVBFG stockholders’ equity increased by $123.3 million to $1.4 billion at June 30, 2011, primarily due to net income of $65.8 million in the second quarter of 2011, an increase in accumulated other comprehensive income of $38.1 million primarily due to increases in the fair value of our available-for-sale securities portfolio as a result of decreases in market rates, and an increase in additional-paid-in-capital of $19.4 million primarily from stock option exercises during the second quarter of 2011.

Outlook for the Year Ending December 31, 2011

Our outlook for the year ending December 31, 2011 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. In general, we do not provide our outlook for items where the timing or financial impact are particularly uncertain and/or subject to market or other conditions beyond our control (such as level of IPO, M&A or general financing activity), or for potential unusual or non-recurring items; nevertheless, we have provided estimates on two such items, specifically net gains (losses) on equity warrant assets and net gains (losses) on investment securities, net of noncontrolling interests. The timing, magnitude and realization of the net gains (losses) on these two items is uncertain because of the inherent variability of the valuation of the financial instruments. As a result the fair value might increase or decrease materially, and the realized net proceeds upon disposition might be more or less than the recorded value. The outlook assumptions presented below are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties which are discussed below under the caption “Forward-Looking Statements.”

For the year ending December 31, 2011, compared to our full year 2010 results, we currently expect the following outlook:

	Current full year 2011 outlook compared to 2010 results (as of July 21, 2011)	Change in outlook compared to outlook reported as of April 21, 2011

Average loan balances	Increase at a percentage rate in the mid twenties	No change from previous outlook

Average deposit balances	Increase at a percentage rate in the high twenties	Outlook increased from low double digits due to higher than expected growth from new clients and the continued lack of attractive market investment opportunities for our clients

Net interest income	Increase at a percentage rate in the mid twenties	No change from previous outlook

Net interest margin	Between 3.05% and 3.15%

Outlook decreased from between 3.30% and 3.40% due to increased outlook for deposit growth and sales of higher-yielding securities in the second quarter of 2011 being reinvested in lower-yielding securities

Allowance for loan losses for total gross performing loans as a percentage of total gross performing loans	Between 1.20% and 1.30%	Outlook improved from between 1.25% and 1.35% due to the strong overall credit quality of our portfolio

Net loan charge-offs	Lower than 0.25% of average total gross loans	Outlook improved from lower than 0.50% due to the strong overall credit quality of our portfolio

Nonperforming loans as a percentage of total gross loans	Lower than 2010 levels of 0.71%	No change from previous outlook

Fees for deposit services, letters of credit, business credit card, client investment, and foreign exchange, in aggregate	Increase at the percentage rate in the mid single digits	Outlook decreased from high single digits due to lower than expected margins on off-balance sheet products due to the low interest rate environment

Net gains (losses) on equity warrant assets	Between $25 million and $35 million

Outlook improved from between $7 million and $10 million due to increased IPO and M&A activity in the market and improvement in the economy. The timing, magnitude and realization of these gains (or losses) is uncertain and is dependent on market conditions

Net gains on investment securities, net of noncontrolling interests and excluding gains on sales of available-for-sale securities*	Between $15 million and $20 million

Outlook improved from between $13 million and $16 million due to increased IPO and M&A activity in the market and improvement in the economy. The timing, magnitude and realization of these gains (or losses) is uncertain and is dependent on market conditions

Noninterest expense* (excluding expenses related to noncontrolling interests)	Increase at a percentage rate in the mid teens	No change from previous outlook

*	Non-GAAP

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In this release, including the section “Outlook for the Year Ending December 31, 2011” above, we make forward-looking statements discussing management’s expectations about economic conditions; opportunities in the market; the outlook for our clients; our financial, credit, and business performance (including our expectation that we will exceed internal 2011 performance targets); expense levels; and financial results (and the components of such results) for the year 2011.

Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on our beliefs and assumptions, such expectations are not guarantees and may prove to be incorrect. Actual results could differ significantly. Factors that may cause the outlook for the year 2011 and other forward-looking statements herein to change include, among others, the following: (i) deterioration, weaker than expected improvement, or other changes in the state of the economy or the markets in which we conduct business or are served by us (including the levels of initial public offerings and mergers & acquisitions activities), (ii) changes in the volume and credit quality of our loans, (iii) changes in interest rates or market levels or factors affecting them, (iv) changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets, (v) variations from our expectations as to factors impacting our cost structure, (vi) changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity, (vii) accounting changes, as required by U.S. generally accepted accounting principles, and (viii) regulatory or legal changes, especially those related to the recent financial services reform legislation. For additional information about these factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including our most recently-filed quarterly or annual report. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On July 21, 2011, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the second quarter ended June 30, 2011. The conference call can be accessed by dialing (877) 663-9523 or (404) 665-9482, and referencing the conference ID “83161653.” A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the conference call will be available beginning at approximately 6:00 p.m. (Pacific Time) on Thursday, July 21, 2011, through midnight on Tuesday, July 26, 2011, by dialing (800) 642-1687 or (706) 645-9291 and referencing conference ID number “83161653.” A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, July 21, 2011.

About SVB Financial Group

For over 25 years, SVB Financial Group and its subsidiaries, including Silicon Valley Bank, have been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves companies in the technology, life science, venture capital/private equity and premium wine industries. Offering diversified financial services through Silicon Valley Bank, SVB Analytics, SVB Capital, SVB Global and SVB Private Bank, SVB Financial Group provides clients with commercial, investment, international and private banking services. The Company also offers funds management, broker-dealer services and asset management, as well as the added value of its knowledge and networks worldwide. Headquartered in Santa Clara, California, SVB Financial Group operates through 26 offices in the U.S. as well as through offices internationally in China, India, Israel and the United Kingdom. More information on the Company can be found at www.svb.com. (SIVB-F)

Banking services are provided by Silicon Valley Bank, the California bank subsidiary and commercial banking operation of SVB Financial Group, and a member of the FDIC and the Federal Reserve. SVB Private Bank is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended			Six months ended
(Dollars in thousands, except share data)	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Interest income:
Loans	$93,466	$89,776	$75,558	$183,242	$149,500
Available-for-sale securities:
Taxable	44,217	41,382	36,851	85,599	69,118
Non-taxable	883	941	951	1,824	1,921
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	1,595	2,002	2,885	3,597	5,725

Total interest income	140,161	134,101	116,245	274,262	226,264

Interest expense:
Deposits	2,559	3,105	3,867	5,664	7,532
Borrowings	7,149	10,697	5,942	17,846	11,456

Total interest expense	9,708	13,802	9,809	23,510	18,988

Net interest income	130,453	120,299	106,436	250,752	207,276
Provision for (reduction of) loan losses	134	(3,047)	7,408	(2,913)	18,153

Net interest income after provision for loan losses	130,319	123,346	99,028	253,665	189,123

Noninterest income:
Gains on investment securities, net	71,680	51,337	4,805	123,017	20,809
Foreign exchange fees	10,354	10,497	8,255	20,851	17,116
Deposit service charges	7,838	7,117	7,734	14,955	14,959
Gains on derivative instruments, net	13,651	551	1,326	14,202	3,308
Credit card fees	4,364	3,817	3,027	8,181	5,714
Client investment fees	3,107	3,661	4,941	6,768	8,881
Letters of credit and standby letters of credit income	2,702	2,710	2,606	5,412	5,117
Other	10,012	10,264	7,463	20,276	13,526

Total noninterest income	123,708	89,954	40,157	213,662	89,430

Noninterest expense:
Compensation and benefits	79,888	75,632	59,993	155,520	119,823
Professional services	13,891	12,987	12,642	26,878	24,740
Premises and equipment	6,440	5,912	5,319	12,352	11,103
Business development and travel	5,890	5,653	5,103	11,543	9,389
Net occupancy	4,546	4,650	4,649	9,196	9,337
FDIC assessments	2,163	3,475	5,587	5,638	10,636
Correspondent bank fees	2,202	2,163	1,956	4,365	3,904
Provision for (reduction of) unfunded credit commitments	976	(900)	2,376	76	869
Other	5,036	7,863	6,555	12,899	12,955

Total noninterest expense	121,032	117,435	104,180	238,467	202,756

Income before income tax expense	132,995	95,865	35,005	228,860	75,797
Income tax expense	43,263	22,770	13,819	66,033	25,401

Net income before noncontrolling interests	89,732	73,095	21,186	162,827	50,396
Net income attributable to noncontrolling interests	(23,982)	(40,088)	(66)	(64,070)	(10,719)

Net income available to common stockholders	$65,750	$33,007	$21,120	$98,757	$39,677

Earnings per common share—basic	$1.53	$0.78	$0.51	$2.31	$0.95
Earnings per common share—diluted	1.50	0.76	0.50	2.27	$0.94
Weighted average common shares outstanding—basic	42,923,955	42,482,037	41,720,015	42,704,216	41,558,102
Weighted average common shares outstanding—diluted	43,739,743	43,426,306	42,475,959	43,559,345	42,339,867

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except par value, share data and ratios)	June 30, 2011	March 31, 2011	June 30, 2010
Assets:
Cash and due from banks	$2,100,462	$2,073,848	$4,146,737
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	464,757	276,212	43,606

Cash and cash equivalents	2,565,219	2,350,060	4,190,343

Available-for-sale securities	9,580,905	9,500,828	5,338,233
Non-marketable securities	875,194	798,064	616,339

Investment securities	10,456,099	10,298,892	5,954,572

Loans, net of unearned income	5,978,646	5,651,170	4,450,189
Allowance for loan losses	(82,155)	(82,051)	(71,789)

Net loans	5,896,491	5,569,119	4,378,400

Premises and equipment, net of accumulated depreciation and amortization	49,452	46,161	38,123
Accrued interest receivable and other assets	399,474	354,034	342,548

Total assets	$19,366,735	$18,618,266	$14,903,986

Liabilities and total equity:
Liabilities:
Deposits:
Noninterest-bearing demand	$10,683,945	$9,524,698	$7,206,104
Interest-bearing deposits	5,594,529	5,805,621	4,934,309

Total deposits	16,278,474	15,330,319	12,140,413

Short-term borrowings	—	35,415	44,735
Other liabilities	462,614	200,768	222,073
Long-term debt	609,596	1,204,733	869,810

Total liabilities	17,350,684	16,771,235	13,277,031

SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 43,136,209 shares, 42,697,828 shares and 41,886,197 shares outstanding, respectively	43	43	42
Additional paid-in capital	462,885	443,453	404,521
Retained earnings	926,588	860,838	772,592
Accumulated other comprehensive income	47,377	9,240	59,948

Total SVBFG stockholders’ equity	1,436,893	1,313,574	1,237,103
Noncontrolling interests	579,158	533,457	389,852

Total equity	2,016,051	1,847,031	1,626,955

Total liabilities and total equity	$19,366,735	$18,618,266	$14,903,986

Capital ratios:
Total risk-based capital ratio	14.97%	16.85%	19.98%
Tier 1 risk-based capital ratio	13.58	13.37	15.65
Tier 1 leverage ratio	8.04	7.65	8.56
Tangible common equity to tangible assets ratio (1)	7.42	7.05	8.29
Tangible common equity to risk-weighted assets ratio	13.72	13.13	15.95

Other period-end statistics:
Loans, net of unearned income-to-deposits ratio	36.73%	36.86%	36.66%
Book value per common share (2)	$33.31	$30.76	$29.53
Full-time equivalent employees	1,428	1,396	1,289

(1)	Tangible common equity consists of SVBFG stockholders’ equity less acquired intangibles. Tangible assets represent total assets less acquired intangibles.
(2)	Book value per common share is calculated by dividing total SVBFG stockholders’ equity by total outstanding common shares.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	Three months ended
	June 30, 2011			March 31, 2011			June 30, 2010
(Dollars in thousands)	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate	Average balance	Interest income/ expense	Yield/ rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$1,731,129	$1,595	0.37%	$2,538,941	$2,002	0.32%	$4,093,873	$2,885	0.28%
Available-for-sale securities: (2)
Taxable	9,419,378	44,217	1.88	8,628,837	41,382	1.94	5,093,883	36,851	2.90
Non-taxable (3)	93,939	1,359	5.80	96,375	1,448	6.09	97,462	1,463	6.02
Total loans, net of unearned income (4)	5,532,831	93,466	6.78	5,312,050	89,776	6.85	4,112,040	75,558	7.37

Total interest-earning assets	16,777,277	140,637	3.36	16,576,203	134,608	3.30	13,397,258	116,757	3.50

Cash and due from banks	274,044			266,097			227,595
Allowance for loan losses	(86,551)			(87,980)			(75,637)
Other assets (5)	1,289,761			1,195,884			1,005,046

Total assets	$18,254,531			$17,950,204			$14,554,262

Funding sources:
Interest-bearing liabilities:
NOW deposits	$71,360	$68	0.38%	$76,282	$77	0.41%	$41,070	$39	0.38%
Money market deposits	2,516,675	1,485	0.24	2,361,971	1,576	0.27	1,649,561	1,247	0.30
Money market deposits in foreign offices	162,419	126	0.31	135,967	112	0.33	82,451	66	0.32
Time deposits	307,600	300	0.39	342,341	377	0.45	354,078	474	0.54
Sweep deposits	2,659,999	580	0.09	2,602,487	963	0.15	2,573,537	2,041	0.32

Total interest-bearing deposits	5,718,053	2,559	0.18	5,519,048	3,105	0.23	4,700,697	3,867	0.33
Short-term borrowings	26,110	9	0.14	39,927	16	0.16	45,712	24	0.21
5.375% senior notes	347,665	4,810	5.55	347,617	4,809	5.61	—	—	—
3.875% convertible notes	38,446	656	6.84	249,509	3,554	5.78	247,756	3,534	5.72
Junior subordinated debentures	55,489	831	6.01	55,533	834	6.09	55,665	831	5.99
Senior and subordinated notes	323,042	770	0.96	552,363	1,411	1.04	553,169	1,490	1.08
Other long-term debt	5,634	73	5.20	5,261	73	5.63	6,974	63	3.62

Total interest-bearing liabilities	6,514,439	9,708	0.60	6,769,258	13,802	0.83	5,609,973	9,809	0.70
Portion of noninterest-bearing funding sources	10,262,838			9,806,945			7,787,285

Total funding sources	16,777,277	9,708	0.23	16,576,203	13,802	0.34	13,397,258	9,809	0.30

Noninterest-bearing funding sources:
Demand deposits	9,551,686			9,147,491			7,204,744
Other liabilities	238,583			235,924			156,182
SVBFG stockholders’ equity	1,404,391			1,314,811			1,200,213
Noncontrolling interests	545,432			482,720			383,150
Portion used to fund interest-earning assets	(10,262,838)			(9,806,945)			(7,787,285)

Total liabilities and total equity	$18,254,531			$17,950,204			$14,554,262

Net interest income and margin		$130,929	3.13%		$120,806	2.96%		$106,948	3.20%

Total deposits	$15,269,739			$14,666,539			$11,905,441

Average SVBFG stockholders’ equity as a percentage of average assets			7.69%			7.32%			8.25%

Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(476)			(507)			(512)

Net interest income, as reported		$130,453			$120,299			$106,436

(1)	Includes average interest-bearing deposits in other financial institutions of $286.6 million, $253.2 million and $215.4 million for the quarters ended June 30, 2011, March 31, 2011, and June 30, 2010, respectively. For the quarters ended June 30, 2011, March 31, 2011 and June 30, 2010, balance also includes $1.3 billion, $1.9 billion and $3.8 billion, respectively, deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.
(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.
(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.
(4)	Nonaccrual loans are reflected in the average balances of loans.
(5)	Average investment securities of $907.0 million, $774.0 million and $657.2 million for the quarters ended June 30, 2011, March 31, 2011 and June 30, 2010, respectively, were classified as other assets as they were noninterest-earning assets. These investments primarily consisted of non-marketable securities.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	Six months ended
	June 30, 2011			June 30, 2010
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$2,132,803	$3,597	0.34%	$4,204,475	$5,725	0.27%
Investment securities: (2)
Taxable	9,026,291	85,599	1.91	4,505,800	69,118	3.09
Non-taxable (3)	95,150	2,807	5.95	98,206	2,955	6.07
Total loans, net of unearned income (4)	5,423,051	183,242	6.81	4,113,789	149,500	7.33

Total interest-earning assets	16,677,295	275,245	3.32	12,922,270	227,298	3.55

Cash and due from banks	270,092			232,615
Allowance for loan losses	(87,261)			(76,837)
Other assets (5)	1,243,082			984,533

Total assets	$18,103,208			$14,062,581

Funding sources:
Interest-bearing liabilities:
NOW deposits	$73,807	$145	0.40%	$51,382	$103	0.40%
Money market deposits	2,439,751	3,061	0.25	1,517,373	2,281	0.30
Money market deposits in foreign offices	149,266	238	0.32	72,300	119	0.33
Time deposits	324,875	677	0.42	338,862	967	0.58
Sweep deposits	2,631,402	1,543	0.12	2,499,807	4,062	0.33

Total interest-bearing deposits	5,619,101	5,664	0.20	4,479,724	7,532	0.34
Short-term borrowings	32,980	25	0.15	45,193	39	0.17
5.375% senior notes	347,641	9,619	5.58	—	—	0.00
3.875% convertible senior notes	143,394	4,210	5.92	247,477	7,060	5.75
Junior subordinated debentures	55,511	1,665	6.05	55,815	1,400	5.06
Senior and subordinated notes	437,069	2,181	1.01	552,554	2,826	1.03
Other long-term debt	5,449	146	5.40	7,154	131	3.69

Total interest-bearing liabilities	6,641,145	23,510	0.71	5,387,917	18,988	0.71
Portion of noninterest-bearing funding sources	10,036,150			7,534,353

Total funding sources	16,677,295	23,510	0.28	12,922,270	18,988	0.30

Noninterest-bearing funding sources:
Demand deposits	9,350,705			6,959,200
Other liabilities	237,261			166,177
SVBFG stockholders’ equity	1,359,848			1,181,674
Noncontrolling interests	514,249			367,613
Portion used to fund interest-earning assets	(10,036,150)			(7,534,353)

Total liabilities and total equity	$18,103,208			$14,062,581

Net interest income and margin		$251,735	3.04%		$208,310	3.25%

Total deposits	$14,969,806			$11,438,924

Average SVBFG stockholders’ equity as a percentage of average assets			7.51%			8.40%

Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(983)			(1,034)

Net interest income, as reported		$250,752			$207,276

(1)	Includes average interest-bearing deposits in other financial institutions of $270.0 million and $192.8 million for the six months ended June 30, 2011 and 2010, respectively. For the six months ended June 30, 2011 and 2010, balance also includes $1.6 billion and $4.0 billion, respectively, deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate.
(2)	Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income.
(3)	Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 35.0 percent for all periods presented.
(4)	Nonaccrual loans are reflected in the average balances of loans.
(5)	Average investment securities of $840.9 million and $628.5 million for the six months ended June 30, 2011 and 2010, respectively, were classified as other assets as they were noninterest-earning assets. These investments primarily consisted of non-marketable securities.

Gains (Losses) on Equity Warrant Assets

	Three months ended			Six months ended
(Dollars in thousands)	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Equity warrant assets:
Gains on exercise, net	$7,581	$2,024	$788	$9,605	$1,637
Change in fair value (1):
Cancellations and expirations	(723)	(581)	(744)	(1,304)	(2,526)
Other changes in fair value	7,003	2,553	(377)	9,556	200

Total net gains (losses) on equity warrant assets (2)	$13,861	$3,996	$(333)	$17,857	$(689)

(1)	At June 30, 2011, we held warrants in 1,153 companies, compared to 1,164 companies at March 31, 2011 and 1,146 companies at June 30, 2010.
(2)	Includes net gains (losses) on equity warrant assets held by consolidated investment affiliates. Relevant amounts attributable to noncontrolling interests are reflected in the interim consolidated statements of income under the caption “Net Income Attributable to Noncontrolling Interests.”

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended			Six months ended
(Shares in thousands)	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Weighted average common shares outstanding — basic	42,924	42,482	41,720	42,704	41,558
Effect of dilutive securities:
Stock options and employee stock purchase plan	654	707	694	678	712
Restricted stock units	101	149	62	100	70
3.875% Convertible Notes	61	88	—	77	—

Total effect of dilutive securities	816	944	756	855	782

Weighted average common shares outstanding — diluted	43,740	43,426	42,476	43,559	42,340

Credit Quality

	Period end balances at
(Dollars in thousands)	June 30, 2011	March 31, 2011	June 30, 2010
Nonperforming loans and assets:
Gross nonperforming loans:
Loans past due 90 days or more still accruing interest	$2	$13	$324
Impaired loans	36,335	34,506	50,909

Total gross nonperforming loans	$36,337	$34,519	$51,233

Nonperforming loans as a percentage of total gross loans	0.60%	0.61%	1.14%
Nonperforming assets as a percentage of total assets	0.19	0.19	0.34

Allowance for loan losses	$82,155	$82,051	$71,789
As a percentage of total gross loans	1.36%	1.44%	1.60%
As a percentage of total gross nonperforming loans	226.09	237.70	140.12
Allowance for loan losses for impaired loans	$6,248	$6,882	$8,329
As a percentage of total gross loans	0.10%	0.12%	0.19%
As a percentage of total gross nonperforming loans	17.19	19.94	16.26
Allowance for loan losses for total gross performing loans	$75,907	$75,169	$63,460
As a percentage of total gross loans	1.26%	1.32%	1.41%
As a percentage of total gross performing loans	1.27	1.33	1.43
Reserve for unfunded credit commitments (1)	$17,490	$16,515	$14,200
Total gross loans	6,030,966	5,698,898	4,485,562
Total gross performing loans	5,994,629	5,664,379	4,434,329
Total unfunded credit commitments	6,697,256	6,317,152	5,279,364

(1)	The “reserve for unfunded credit commitments” is included as a component of “other liabilities.”

Average Client Investment Funds (1)

	Three months ended			Six months ended
(Dollars in millions)	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Client directed investment assets	$9,134	$9,337	$9,340	$9,236	$9,364
Client investment assets under management	8,540	7,475	6,164	8,008	5,922
Sweep money market funds	85	—	—	42	—

Total average client investment funds	$17,759	$16,812	$15,504	$17,286	$15,286

(1)	Client investment funds are maintained at third party financial institutions.

Period-end total client investment funds were $18.2 billion at June 30, 2011, compared to $17.0 billion at March 31, 2011 and $16.0 billion at June 30, 2010. The increase in average and period-end total client investment funds from the first quarter to the second quarter of 2011 was primarily due to an increase in client investment assets under management, mainly attributable to a steadily improving funding environment for both private and public clients, as well as our increased efforts to move funds off the balance sheet.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP operating efficiency ratio, non-GAAP non-marketable securities, non-GAAP noninterest expense, and non-GAAP financial ratios) of financial performance. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

In particular, in this press release, we use certain non-GAAP measures that exclude from net income and certain other financial line items in certain periods:

•

Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of the funds that we are deemed to control or in which we have a majority ownership. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders includes only the portion of income or loss related to our ownership interest.

•	Gains of $37.3 million and $1.1 million from the sales of certain available-for-sale securities in the second quarters of 2011 and 2010, respectively.

•

Net gains of $3.1 million from the repurchase of $108.6 million aggregate principal amount of our 5.70% Senior Notes and $204.0 million aggregate principal amount of our 6.05% Subordinated Notes and the termination of the associated portions of interest rate swaps in the second quarter of 2011.

In addition, in this press release, we use certain non-GAAP financial ratios that are not required by GAAP or exclude certain financial items from their calculations that are otherwise required under GAAP, including:

•

Tangible common equity to tangible assets ratio; tangible common equity to risk-weighted assets ratio — these ratios are not required by GAAP or applicable bank regulatory requirements, and are used by management to evaluate the adequacy of the Company’s capital levels. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles. The manner in which this ratio is calculated varies among companies. Accordingly, our ratios are not necessarily comparable to similar measures of other companies.

•

Non-GAAP return on average assets ratio; Non-GAAP return on average SVBFG stockholders’ equity ratio — these ratios exclude certain financial items that are otherwise required under GAAP. Our ratios are calculated by dividing non-GAAP net income available to common stockholders (annualized) by average assets or average SVBFG stockholders’ equity, as applicable.

•

Non-GAAP operating efficiency ratio — this ratio excludes certain financial items that are otherwise required under GAAP. It is calculated by dividing noninterest expense by total taxable equivalent income, after reducing both amounts by taxable equivalent income attributable to noncontrolling interests for applicable periods.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirement. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

	Three months ended			Six months ended
Non-GAAP net income and earnings per share (Dollars in thousands, except share amounts)	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Net income available to common stockholders	$65,750	$33,007	$21,120	$98,757	$39,677
Less: gains on sales of certain available-for-sale securities (1)	(37,314)	—	(1,094)	(37,314)	(1,094)
Tax impact of gains on sales of available-for-sale securities	14,810	—	433	14,810	433
Less: net gain from note repurchases and termination of corresponding interest rate swaps (2)	(3,123)	—	—	(3,123)	—
Tax impact of net gain from note repurchases and termination of corresponding interest rate swaps	1,240	—	—	1,240	—

Non-GAAP net income available to common stockholders	$41,363	$33,007	$20,459	$74,370	$39,016

GAAP earnings per common share — diluted	$1.50	$0.76	$0.50	$2.27	$0.94
Impact of gains on sales of available-for-sale securities (1)	(0.85)	—	(0.03)	(0.86)	(0.03)
Tax impact of gains on sales of available-for-sale securities	0.34	—	0.01	0.34	0.01
Net gain from note repurchases and termination of corresponding interest rate swaps (2)	(0.07)	—	—	(0.07)	—
Tax impact of net gain from note repurchases and termination of corresponding interest rate swaps	0.03	—	—	0.03	—

Non-GAAP earnings per common share — diluted	$0.95	$0.76	$0.48	$1.71	$0.92

Weighted average diluted common shares outstanding	43,739,743	43,426,306	42,475,959	43,559,345	42,339,867

(1)	Gains on the sales of $1.4 billion and $157.9 million in certain available-for-sale securities in the second quarters of 2011 and 2010, respectively.
(2)	Net gains of $3.1 million from the repurchase of $108.6 million of our 5.70% Senior Notes and $204.0 million of our 6.05% Subordinated Notes and the termination of the corresponding portions of interest rate swaps in the second quarter of 2011.

	Three months ended			Six months ended
Non-GAAP return of average assets and average SVBFG stockholders’ equity (Dollars in thousands, except ratios)	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Non-GAAP net income available to common stockholders	$41,363	$33,007	$20,459	$74,370	$39,016

Average assets	$18,254,531	$17,950,204	$14,554,262	$18,103,208	$14,062,581

Non-GAAP return on average assets (annualized)	0.91%	0.75%	0.56%	0.83%	0.56%

Average SVBFG stockholders’ equity	$1,404,391	$1,314,811	$1,200,213	$1,359,848	$1,181,674

Non-GAAP return on average SVBFG stockholders’ equity (annualized) stockholders’ equity (annualized) (1) (7)	11.81%	10.18%	6.84%	11.03%	6.66%

	Three months ended			Six months ended
Non-GAAP noninterest income, net of noncontrolling interests (dollars in thousands)	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
GAAP noninterest income	$123,708	$89,954	$40,157	$213,662	$89,430
Less: income attributable to noncontrolling interests, including carried interest	26,558	43,562	2,921	70,120	16,812

Noninterest income, net of noncontrolling interests	97,150	46,392	37,236	143,542	72,618

Less: gains on sales of certain available-for-sale securities	37,314	—	1,094	37,314	1,094

Non-GAAP noninterest income, net of noncontrolling interests and excluding gains on sales of certain available-for-sale securities	59,836	46,392	36,142	106,228	71,524

	Three months ended			Six months ended
Non-GAAP net gains on investment securities, net of noncontrolling interests (dollars in thousands)	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
GAAP net gains on investment securities	$71,680	$51,337	$4,805	$123,017	$20,809
Less: income attributable to noncontrolling interests, including carried interest	26,437	43,385	3,564	69,822	16,342

Net gains on investment securities, net of noncontrolling interests	45,243	7,952	1,241	53,195	4,467
Less: gains on sales of certain available-for-sale securities	37,314	—	1,094	37,314	1,094

Non-GAAP net gains on investment securities, net of noncontrolling interests and excluding gains on sales of certain available-for-sale securities	$7,929	$7,952	$147	$15,881	$3,373

	Three months ended			Six months ended
Non-GAAP operating efficiency ratio, net of noncontrolling interests (dollars in thousands, except ratios)	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
GAAP noninterest expense	$121,032	$117,435	$104,180	$238,467	$202,756
Less: amounts attributable to noncontrolling interests	2,621	3,481	2,880	6,102	6,111
Less: net gain from note repurchases and termination of corresponding interest rate swaps	(3,123)	—	—	(3,123)	—

Non-GAAP noninterest expense, net of noncontrolling interests	$121,534	$113,954	$101,300	$235,488	$196,645

GAAP taxable equivalent net interest income	$130,929	$120,806	$106,948	$251,735	$208,310
Less: income attributable to noncontrolling interests	45	7	25	52	18

Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	130,884	120,799	106,923	251,683	208,292
Non-GAAP noninterest income, net of noncontrolling interests	59,836	46,392	36,142	106,228	71,524

Non-GAAP taxable equivalent revenue, net of noncontrolling interests	$190,720	$167,191	$143,065	$357,911	$279,816

Non-GAAP operating efficiency ratio	63.72%	68.16%	70.81%	65.80%	70.28%

Non-GAAP non-marketable securities, net of noncontrolling interests (dollars in thousands)	June 30, 2011	March 31, 2011	June 30, 2010
GAAP non-marketable securities	$875,194	$798,064	$616,339
Less: noncontrolling interests in non-marketable securities	543,548	488,013	362,065

Non-GAAP non-marketable securities, net of noncontrolling interests	$331,646	$310,051	$254,274

Non-GAAP tangible common equity and tangible assets (dollars in thousands, except ratios)	June 30, 2011	March 31, 2011	June 30, 2010
GAAP SVBFG stockholders’ equity	$1,436,893	$1,313,574	$1,237,103
Less: intangible assets	709	749	935

Tangible common equity	$1,436,184	$1,312,825	$1,236,168

GAAP total assets	$19,366,735	$18,618,266	$14,903,986
Less: intangible assets	709	749	935

Tangible assets	$19,366,026	$18,617,517	$14,903,051

Risk-weighted assets	$10,470,532	$10,000,214	$7,751,856

Tangible common equity to tangible assets	7.42%	7.05%	8.29%
Tangible common equity to risk-weighted assets	13.72	13.13	15.95